SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 25, 2003

Investors Financial Services Corp.

(Exact name of Registrant as specified in its charter)

Delaware	0-26996	04-3279817
(State or jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

200 Clarendon Street Boston, Massachusetts 02116	02205-1537
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 617 937-6700

No change since last report

(Former name or former address, if changed

since last report)

Item 9. Regulation FD Disclosure.

Today the Company announced that it was selected by Barclays Global Investors Canada Limited (“BGICL”) to provide custody, fund accounting, administration and other back-office services for approximately $22 billion in assets managed in Toronto by BGICL.  The Company expects to complete the outsourcing in the third quarter of 2003, subject to regulatory approvals.  In connection with the outsourcing portion of the transfer, the Company will assume an experienced employee base of 10 professionals who will augment the Company’s existing operations in Toronto.  The Company’s pro forma assets processed at May 31, 2003, giving effect to the BGICL outsourcing, would have been $900 billion.

Today the Company also announced that it expected operating earnings per share of $0.32 for the quarter ending June 30, 2003.  The Company expects GAAP earnings per share of $0.42 for same period.  The operating earnings per share for the quarter do not include $0.10 per share arising from the reversal of an accrual related to the settlement of state tax claims as reported in the Company’s Current Report on Form 8-K filed June 24, 2003.

The Company also reaffirmed its estimates for operating earnings of $1.30 per share and GAAP earnings of $1.19 per share for the year ended December 31, 2003.  The $0.11 per share difference between the estimates for 2003 operating earnings and GAAP earnings represents the amount, net of federal taxes, paid to settle state tax claims as reported in the Company’s June 24, 2003 Form 8-K.  The Company believes that operating earnings per share are a more meaningful measurement of the Company’s actual performance for the quarter ended June 30, 2003 and the year ended December 31, 2003 because the accrual of the state tax claim amount and the later reversal of a portion of that accrual have no effect on, and do not reflect the status of, the Company’s ongoing operations.

This report contains forward-looking statements (statements which are not historical facts).  These statements, including the timing of the completion of the BGICL outsourcing and the Company’s expected operating and GAAP earnings per share for the quarter ending June 30, 2003 and the year ending December 31, 2003 are based upon certain assumptions and estimates that might not be realized.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include the timing of regulatory approvals, changes in interest rates and/or the relationship between interest rates, the performance of global financial markets, and the Company’s ability to continue to manage its costs and sell its services to new and existing customers. Additional factors that could also affect actual results are set forth under the heading “Certain Factors That May Affect Future Results” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTORS FINANCIAL SERVICES CORP.

June 25, 2003	By:	/s/John E. Henry
John E. Henry
Senior Vice President and
General Counsel